Exhibit 99.1

BFYW Premium Coffee Sales Outpace Skincare 11 to 1

Coffee Division Is Now The Company’s Primary Revenue Source

COLUMBUS, Ohio – March 25, 2023 – Better For You Wellness, Inc. (OTC Pink: BFYW) ("BFYW" or the "Company"), a trailblazing Ohio-based wellness enterprise focusing on plant-based solutions and scientific advancements in the thriving $1.5 trillion wellness sector, proudly announces a significant milestone: its premium coffee brand, Stephen James Curated Coffee Collection (“SJCCC”), has emerged as the primary revenue stream, surpassing skincare revenues by a remarkable margin.

Following a thorough operations review, BFYW has identified its premium coffee division as the primary driver of revenue growth, marking a strategic shift from skincare to premium coffee. The Company foresees premium coffee continuing to lead as a substantial revenue generator. This shift also necessitates a change in SIC Code from 2844 (Perfumes, Cosmetics, and Other Toilet Preparations) to 5149 (Groceries and Related Products, Not Elsewhere Classified).

In anticipation of the upcoming Annual Report on 10-K, an analysis of last quarter's net sales for both categories revealed an impressive revenue ratio of over 11 to 1 for coffee compared to skincare in Q4 FY24. Notably, coffee net sales for the quarter exceeded the cumulative totals of BFYW's Q2 – Q4 Skincare line.

Chairman and CEO Ian James said, "With Americans consuming 400 million cups of coffee daily, it's evident that coffee enjoys wider consumption than skincare. Therefore, the ascendancy of our premium coffee line, Stephen James Curated Coffee Collection, as BFYW's primary revenue source is no surprise. We realized long ago that premium coffee would be a key revenue driver as we developed our Growth Initiative, and the numbers bear that out."

BFYW's Growth Initiative elevates its premium coffee brand, SJCCC, to new heights. Coffee, the world's second-most-consumed beverage, is at the forefront of this strategic plan. Leveraging the Company's solid retail partnership with Kroger, where SJCCC is a top-selling premium coffee with a loyal consumer base, further reinforces this initiative's potential for success.

Regarding the BFYW Growth Initiative, the Company has recently announced:

PO Financing

BFYW management is working to identify a Purchase Order lender who would pay BFYW's third-party supplier up to 100% of the costs required to produce and deliver the agreed-upon goods to BFYW's customers. See March 12, 2024, 8-K, and exhibit.

Standard Industrial Code (SIC) Change

BFYW seeks to change its Standard Industrial Code from 2844 (Perfumes, Cosmetics, and Other Toilet Preparations) to 5149 (Groceries and Related Products). See March 12, 2024, 8-K, and exhibit.

Competitive Market Analysis and Forecast

BFYW conducted a comprehensive competitive market analysis, examining ten key publicly traded coffee companies. This analysis highlights insights into TTM Revenue and Market Cap. We believe the results underscore the substantial growth potential awaiting investors in BFYW Stock. Estimates show that after $4M in funding, the Company could expand into 250 stores in 2024 and double the number of doors served year-over-year for the next four years until the coffee brand is in nearly 4,000 stores. Post funding, annual revenue in Year One is projected to be $1M+, $8M+ in Year Two, $23M+ in Year Three, $39M+ in Year Four, and $59M+ in Year Five, with sustained profitability in Year Two. BFYW projects the Market Cap to be 1.97X Price-to-Sale. Please see BFYW's February 26, 2024, 8-K and exhibit.

Capital Raise

The Company launched a campaign to raise $4M through a Five-year Term Note at 18% following a monthslong financial analysis of SJCCC's expansion into Kroger and other grocers, hotels, resorts, and boutiques. The Company wants to provide prospective investors flexibility and optionality and could offer conversion levels to equity, warrants, etc.

$351K+ Debt Reduction Action

BFYW successfully initiated a Debt Reduction Action, sanctioned unanimously by the Board of Directors as part of the Growth Initiative. The Debt Reduction initiative eliminated $351,983.05 in liabilities, equal to 13%+ of the Company's total liabilities, from BFYW's balance sheet. Please see BFYW's February 28, 2024, 8-K filing and exhibit.

Chief Operating Officer Appointment

Stephen Letourneau was appointed Chief Operating Officer. Please see the details of BFYW's March 4, 2024, 8-K filing and exhibit.

Authorized Shares Increase and Performance

BFYW's increase in Authorized Shares increase. Please see the details of BFYW's December 18, 2023, and January 17, 2024, 8-K filings and exhibits.

About Better For You Wellness:

Better For You Wellness, Inc. (OTC Pink: BFYW) is an Ohio-based plant-based and science-focused wellness company dedicated to providing high-quality, innovative products that enhance well-being and promote a balanced lifestyle. Better For You Wellness is leading the way in the wellness industry with a solid commitment to clean beauty and natural ingredients. Learn more at https://BFYW.com.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment regarding the direction of our business, actual results may vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested in this press release. Except as applicable law requires, we do not intend to update any forward-looking statements to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed with SEC (https://www.sec.gov/).

While BFYW may elect to update these forward-looking statements, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon to represent BFYW's assessments as of any date after the date of this press release. Accordingly, undue reliance should not be placed upon them.